Exhibit 10.10

Agreement on Investment

of

Autozi Internet Technology Co., Ltd.

May [3], 2022

The Agreement on Capital Increase of Autozi Internet Technology Co., Ltd. (the “Agreement”) is entered into by and between the following parties on May [    ], 2022 (the “Signature Date”):

Party A (Target Company): Autozi Internet Technology Co., Ltd. is a limited liability company incorporated and existing legally in accordance with the laws of China, domiciled at No. 603-1, Block C, Yuhang Enterprise Plaza, No. 18, Rongcheng Road (formerly Electrolux Avenue), Tianxin District, Changsha, Hunan Province, with Zhang Houqi as the legal representative and the unified social credit code of 91110108556872138A (the “Company”)

Party B (Actual Controller): Zhang Houqi, a Chinese citizen, domiciled at Room 43-2, Xisanqi Garden Erli, Haidian District, Beijing, with ID Card No. of 210102196611035718;

Party C (Investor)

Party C 1: Wuhu Jinghu Zhenye Investment Fund Co., Ltd. is a limited company incorporated and existing legally in accordance with the laws of China, domiciled at 5/F, No.51, Changjiang Road, Jinghu District, Wuhu, Anhui Province, with Cheng Rongzhe as the legal representative and the unified social credit code of 91340202MA8MY7TL2K.

Party C 2: Wuhu Venture Capital Fund Co., Ltd. is a limited company incorporated and existing legally in accordance with the laws of China, domiciled at Room 1002, Building A1, Wanjiang Fortune Plaza, Jiujiang District, Wuhu, Anhui Province, with Wang Jinhua as the legal representative and the unified social credit code of 91340207MA2NPQG51J.

(Party C1 and Party C2 above are collectively referred to as the “Investors”)

The parties above are hereinafter referred to individually as “one party” and collectively as “the parties”.

Whereas:

1. Autozi Internet Internet Technology Co., Ltd. is the first enterprise in China that focuses on independently building a digital cloud platform for automobile industry supply chain, with business covering new retail of automobiles, insurance service, parts supply chain and supply chain finance, which is a leading domestic Internet benchmark enterprise in automotive aftermarket industry.

2. The Company will be eligible for listing by December 31, 2022 (“Qualified Listing” means the initial public offering and listing (IPO) on the New York Stock Exchange, the NASDAQ Stock Exchange, the Hong Kong Stock Exchange or other capital markets agreed upon by all parties), and will settle the WFOE headquarters of the listed main body in Jinghu District, Wuhu, Anhui Province.

3. The Investors intends to increase the capital to the Company in accordance with the terms and conditions of the Agreement (“the Transaction”), and the Company, the Existing Shareholders and the Actual Controller are willing to conduct the Transaction with Investors in accordance with the terms and conditions of the Agreement.

4. Due to the actual needs of business development and listing, the Company hopes to increase the registered capital and introduce strategic investors to increase capital and share; The Investors specializes in investment and intends to invest in the Company, thereby holding the equity of the Company.

Therefore, in consideration of the foregoing premises and the mutual covenants and commitments hereinafter set forth in the Agreement, and on the basis of willingness to be bound by them, the Parties hereby agree as follows:

Article 1 Definitions

1.1 Partial Definition and Terms

“Accepter” means the Target Company, the Existing Shareholders and the Actual Controller.

“Law” means any national, international, state, provincial, local or similar statutory law, laws, decree, regulations, rules, codes, orders, directives, requirements, legal principles, administrative regulations, as well as securities issuance and trading rules of relevant stock exchanges, whether in the PRC or outside the PRC.

“Affiliate Parties” means any other entity that directly or indirectly through one or more intermediary institutions controls or is controlled by a specific entity, or is jointly controlled by others with a specific entity; and as for any specific entity as a natural person, it means the entity’s spouse, children and their spouses, parents, their spouses’ parents, siblings and their spouses, and their spouses’ siblings and their spouses.

“Control” (including “controlled by” and “jointly controlled by”), with respect to the relationship between two or more entities, means having the right, directly or indirectly or as trustee, personal representative or executor, to give instructions or designate others to give instructions to the affairs or management of an entity, whether by way of voting securities, or as trustee, personal representative or executor, and whether under a contract or credit arrangements or in other ways.

“RMB” means RMB yuan, the lawful currency of China.

“Taxes” means any and all taxes, fees, levies, duties and other charges of any kind imposed by any governmental or taxing authority (together with any and all interests, penalties, surcharges and additional sums charged thereby), including but not limited to: taxes or other charges imposed on income, concessions, contingent income or other profits, gross income, property, sales, use, wages, employment, social security, unemployment compensation or net worth, taxes or other charges of consumption tax, withholding tax, transfer tax, value-added tax or business tax, licence, registration and documentation fees and tariffs, taxes and similar charges.

“China” means the People’s Republic of China, excluding Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan Region for the purposes of the Agreement.

Article 2 Transaction

2.1 Investor’s contribution

In accordance with the terms and conditions of this Agreement, the Investors agree to increase the capital of the Company at RMB 25 million (in words: RMB Twenty-five Million only) (“capital increase”), of which RMB 516,500 (in words: RMB Five Hundred and Sixteen Thousand Five Hundred only) shall be included in the registered capital of the Company, and the remaining amount of RMB 24.4835 million (in words: RMB Twenty-four Million Four Hundred and Eighty-three Thousand Five Hundred only) shall be included in the capital reserve of the Company. The details are as follows: Party C 1 contributes RMB 17.5 million (in words: RMB Seventeen Million and Five Hundred Thousand only), of which RMB 361,550 (in words: RMB Three Hundred and Sixty-one Thousand Five Hundred and Fifty only) shall be included in the registered capital of the Company, and the remaining amount of RMB 17.13845 million (in words: RMB Seventeen Million One Hundred and Thirty-eight Thousand Four Hundred and Fifty only) shall be included in the capital reserve of the Company; Party C 2 contributes RMB 7.5 million (in words: RMB Seven Million Five Hundred Thousand only), of which RMB 154,950 (in words: RMB One Hundred and Fifty-four Thousand Nine Hundred and Fifty only) shall be included in the registered capital of the Company, and the remaining amount of RMB 7,345,050 (in words: RMB Seven Million Three Hundred and Forty-five Thousand Fifty only) shall be included in the capital reserve of the Company.

The equity structure of the Company before capital increase is shown in Appendix I of the Agreement. After the completion of the transaction and the capital increase transaction, the total registered capital of the Company will be increased to RMB 52,166,500 (in words: RMB Fifty-two Million One Hundred and Sixty-six Thousand Five Hundred only) from RMB 51,650,000 (in words: RMB Fifty-one Million Six Hundred and Fifty Thousand only). The equity structure after the completion of this transaction shall be subject to the Articles of Association and Shareholder Register, which shall be appropriately revised and submitted to the regulatory authority for filing at that time

S/N	Name of Shareholder	Paid-in capital contribution (10,000 yuan)	Mode of capital contribution	Proportion of subscribed capital contribution	Proportion of paid-in capital contribution
1	Zhang Houqi	631.156	Monetary	17.7785%	17.7785%
		296.29	Equity
2	Beijing Yonyou Innovation Investment Center (Limited Partnership)	137.9623	Monetary	2.9197%	2.9197%
		14.35	Equity
3	Ji Quan	110.8032	Monetary	2.1241%	2.1241%
4	TTGH Capital Limited. (Limited Partnership)	122.9528	Monetary	2.3568%	2.3568%
5	Yu Tianyi	177.4425	Monetary	3.4014%	3.4014%
6	Sun Jianmin	22.2131	Monetary	0.4258%	0.4258%
7	Sun Hailan	221.6195	Monetary	4.2483%	4.2483%
8	Changsha Qixin Zhongyin Enterprise Consulting Management Center(Limited Partnership)	143.434	Monetary	2.7496%	2.7496%
9	Qichuang Development Co., Ltd. (Limited Partnership)	534.2505	Monetary	10.2413%	10.2413%

11	Guangzhou Heying Investment Partnership (Limited Partnership)	163.784	Monetary	3.1397%	3.1397%
10	Qizhi Investment Management Limited (Limited Partnership)	419.274	Monetary	8.0372%	8.0372%
12	CDIB Private Equity (Fujian) Enterprise (Limited Partnership)	404.5407	Monetary	7.7548%	7.7548%
13	JiuZhou JY Investment Limited (Limited Partnership)(Limited Partnership)	262.0481	Monetary	5.0234%	5.0234%
14	Shenzhen Capital Group Co., Ltd.	137.5773	Monetary	2.6372%	2.6372%
15	Shanxi Hongtu Innovation Venture Capital Co., Ltd.	32.756	Monetary	0.6279%	0.6279%
16	Jincheng Hongtu Venture Capital Co., Ltd.	32.756	Monetary	0.6279%	0.6279%
17	Regent Capital Asia Ltd. (Limited Partnership)	187.3649	Monetary	3.5917%	3.5917%
18	Zoyone Limited	65.512	Monetary	1.2557%	1.2557%
19	Ningbo Meishan Bonded Port Area Dianliang II Equity Investment Partnership(Limited Partnership)	45.4942	Monetary	0.8721%	0.8721%
20	Liu Rui	45.4941	Monetary	0.8721%	0.8721%
21	Anrong Investment Management Limited (Limited Partnership)	83.3776	Monetary	1.5983%	1.5983%
22	BJGYXC Ltd.(Limited Partnership)	70.7547	Monetary	1.3563%	1.3563%
23	BJGSDX Ltd. (Limited Partnership)	141.5095	Monetary	2.7127%	2.7127%
24	BJGLXY Ltd. (Limited Partnership)	141.5094	Monetary	2.7127%	2.7127%
25	Suqian Zhouteng Junuo Investment Management Partnership (Limited Partnership)(Limited Partnership)	222.7359	Monetary	4.2697%	4.2697%
26	Ningbo Meishan Bonded Port Area Gerui Investment Management Partnership(Limited Partnership)	13.1132	Monetary	0.2514%	0.2514%
27	Shenzhen Jinfeng Chuangfu Holdings Co., Ltd.	117.9245	Monetary	2.2606%	2.2606%
28	Hunan Tianhuan Economic Development Co., Ltd.	165	Equity	3.1630%	3.1630%

29	Wuhu Jinghu Zhenye Investment Fund Co., Ltd.	36.1550	Monetary	0.6931%	0.6931%
30	Wuhu Venture Capital Fund Co., Ltd.	15.4950	Monetary	0.2970%	0.2970%
	Total	5216.6500		100.0000%	100.0000%

2.2 Investment valuation

Based on the Investors’ appraisal of the Company and the expectation of operating performance, and with reference to the Assets Appraisal Report (Document No.: HRPB Zi (2022) No. 010017) issued by Anhui Huirui Assets Appraisal Office (Special General Partnership), all parties confirm that the overall valuation value of the Company before this round of investment is RMB 2.5 billion (in words: RMB Two Billion Five Hundred Million only, hereinafter referred to as “the valuation before this investment”), and agree that the valuation before this investment shall be used as the pricing basis for this investment to the Company.

2.3 Purpose of capital increase

Except as otherwise provided in the Agreement or otherwise agreed by the Parties, the Company shall apply the capital increase to the following purposes: listing, product development, business expansion including marketing and daily capital flow, and other purposes approved by the Board of Directors of the Company.

Article 3 Closing and Payment of Capital Increase

3.1 Closing

On the premise that the Investors pay the capital increase amount to the Company in full in accordance with Article 3.2 of the Agreement, the Parties shall cooperate with the Company to handle the industrial and commercial change registration related to this capital increase at the corresponding regulatory authority within 45 working days after the completion of the capital increase transaction (the completion date of the change registration shall be the “Closing Date”). and provide relevant receipts or certificates.

3.2 Payment of capital increase

The Investors shall pay the capital increase in one lump sum to the collection account designated by the Company within ten working days after the signing of the Agreement (and all the prerequisites for capital contribution shall be met). If the Investors fail to make all or part of the payment for more than 30 days, both the Company and the Actual Controller shall have the right to unilaterally terminate the Agreement.

Information of collection account for investment is as follows:

Account Name: Autozi Internet Technology Co., Ltd.

Account No.: 15000067360359

Bank of Deposit: Ping An Bank Beijing Zhichun Road Sub-branch

3.3 Capital contribution conditions

Before the Investors pay the capital increase, all of the following prerequisites shall be met:

(1) The Company and the Actual Controller have signed and delivered the investment documents in the form and content satisfactory to the Investors;

(2) Prior to the signing of the agreement on investment between the Parties, the Company shall maintain normal operation, without events that have a material adverse effect on the evaluation of its overall value (the specific meaning and definition shall be agreed in the formal agreement on investment), including but not limited to commercial operation, financial condition, management, personnel, etc.;

(3) The Company and the Actual Controller have fulfilled the obligations required to be performed prior to the capital contribution as set out in the agreement on investment;

(4) When the prerequisites are met, the Company and the Actual Controller will deliver a Letter of Satisfaction to the Investors;

(5) The Company has obtained the approval of its existing shareholders and Board of Shareholders for this investment.

Article 4 Representations and Warranties

4.1 Representations and warranties of Party A and Party B

The Company and the Actual Controller hereby represent and warrant to the Investors, jointly and severally, that on the date of signing the Agreement:

(1) Valid existing. The Company and its holding or participating subsidiaries are duly incorporated and validly existing under the laws of the country in which they are located.

(2) Necessary authorizations. The Company and the Actual Controller shall have corresponding civil capacity, and shall have sufficient authority to sign and perform the Agreement. The Agreement, once performed, shall constitute a legal, valid and binding document for the Parties.

(3) No conflict. The signing and performance of the Agreement by the Company with the Actual Controller does not violate any binding agreement it has entered into with any third party prior to the signing of the Agreement, nor does it violate its Articles of Association or any laws.

(4) Consent and approval. The Board of Shareholders of the Company has agreed to the Investors’ investment, and the existing shareholders and other persons or legal entities (if any) having any interest in the Company have waived or confirmed that they do not have the right to subscribe for the newly-increased registered capital of this investment in priority (if applicable).

4.2 Further commitments of the actual controller and the target company

From the date of signing of the Agreement to the closing date of the capital increase and up to the date of completion of the investment approval procedures, the Actual Controller and the Target Company undertake that the Company (for the avoidance of doubt, the “Company” in this Article 4.2 includes the Target Company and any of its then established subsidiaries or branches (if any) will:

(1) operate in the normal manner and continue to maintain its relationship with customers or business partners,

and continue to maintain the employment relationship with the Company’s management personnel and key personnel to ensure that the goodwill and operations of the Company will not be materially and adversely affected after the completion of this capital increase (as defined below);

(2) not distribute dividends or repurchase its equity interests, nor will it engage in any transactions or incur liabilities outside the normal business operations;

(3) not repay the loan in advance, and will pay the due accounts payable and other debts on time during the normal operation activities;

(4) timely perform the contracts, agreements or other documents related to the assets and business of the Company;

(5) use its best efforts to ensure that the Company can continue to operate lawfully and to obtain and maintain all governmental approvals and other permits and consents necessary for its operation;

(6) not sell, transfer or permit others to use the Company’s major assets (including intellectual property rights), and will not impose mortgage, pledge or other rights burdens or rights restrictions on such material assets except loans from financial institutions for the Company’s production and operation;

(7) not impose mortgage, pledge or other rights burdens or rights restrictions on the equity of the Company;

(8) not be divided or merged with a third party, and will not acquire the equity interests, assets or business of any third party except as agreed in the Agreement;

(9) not violate the representations and warranties under the Agreement by any act or omission;

(10) promptly notify the Investors in writing of any event, fact, condition, change or other circumstance that has or may have a material adverse effect on the Company;

(11) handle the Company’s tax affairs in a customary manner in strict accordance with relevant Chinese laws and regulations;

(12) maintain the operating assets and equipment of the Company, including intellectual property rights owned or held under license by the Company, in normal operation and maintenance;

(13) maintain and update the registration of the intellectual property currently registered by the Company in the ordinary course of business;

(14) not do anything prohibited by the Agreement.

For the purposes of the Agreement, “material adverse effect” means any circumstance, change or effect which, either alone or in combination with any other circumstance, change or effect, which (i) causes or may cause a material loss in the amount of more than RMB 3 million in respect of the business, operations, assets and liabilities (including contingent liabilities), operating performance, financial condition or prospects of the Target Company, or (ii) causes or is likely to cause material damage to the ability of the Target Company to perform material responsibilities under the Agreement (including the Annexes hereto); or (iii) causes or may cause material damage to the validity and binding effect of the Agreement (including the Annexes hereto) to the Target Company.

4.3 Representations and warranties of the Investors

The Investors make representations and warranties to the other parties that, on the date of signing the Agreement:

(1) Qualifications and competencies. It shall have the corresponding qualification and civil capacity, and shall have full authority to sign and perform the Agreement.

(2) No conflict. Its signing and performance of the Agreement will not (1) conflict with any agreement, contract or legal document to which it is a party or constitute an event of default under any agreement, contract or legal document to which it is a party; (2) violate any laws, regulations, rules or orders, judgments or rulings of any competent authority applicable to it; (3) The necessary disclosure obligations in accordance with the relevant legal and regulatory requirements shall be performed in accordance with the provisions of the Supplemental Agreement.

(3) Binding. The Agreement, once signed, shall constitute a legal, valid and binding document.

(4) Legality of capital increase. The Investors have completed business, financial and legal due diligence on the Company and the results of the due diligence have been satisfactory to the Investors. This investment has been approved by the investment decision-making authority of the Investors (for the avoidance of doubt, the Investors shall be deemed to have obtained such approval upon signing the Agreement). The Investors make warranties that all capital increase payments made pursuant to the Agreement are legally sourced.

Article 5 Rights and Obligations of the Investors

5.1 Right of first refusal

5.1.1 Except as required by the requirements of laws and regulations and the provisions of the Agreement, without the prior written consent of the Investors,

the Actual Controller shall not transfer the equity of the Target Company held by it to any third party (hereinafter referred to as the “Target Transferee”), nor may it pledge or create any encumbrance on any equity of the Target Company held by it.

5.1.2 Unless otherwise agreed in the Agreement, with the written approval of the Investors, when the Actual Controller intends to directly or indirectly transfer all or part of the equity of the Target Company held by it to any third party (the “Target Transferee”), and the Transferee has made a legally binding offer, the Investors shall have the right to purchase all or part of the entity to be transferred in preference to the Target Transferee on the same terms. In the event of any of the above circumstances, the Actual Controller shall notify the Investors in writing of the amount of the equity interest to be transferred and the transfer price and main conditions (the “Transfer Notice”) upon mutual agreement between the Parties.

5.1.3 The Investors shall notify the Actual Controller in writing whether to exercise its right of first refusal within thirty (30) days after receiving the transfer notice; If the Investors fail to complete such written notice within such thirty (30) days, the Investors shall be deemed to have agreed to waive its right of first refusal.

Notwithstanding any other provision of the Agreement, in the event that the Actual Controller directly or indirectly transfers its equity interest in the Target Company, unless (1) the Target Transferee agrees in writing to be bound by the terms of the Agreement and the Articles of Association of the Target Company, and to inherit all obligations of the Actual Controller under the Agreement and the Articles of Association of the Target Company; and (2) such transfer complies in all respects with the applicable provisions of the Agreement and the Articles of Association of the Target Company, no transfer shall be made by the Actual Controller (unless otherwise agreed in writing by the Parties).

5.2 Co-sale right

Subject to and subject to Article 5.1 hereof, if the Actual Controller intends to sell all or part of its equity interests directly or indirectly and the Investors receives the transfer notice in accordance with Article 5.1.2 hereof, and the Investors fail to exercise its right of first refusal on the equity interests to be transferred in accordance with Article 5.1.3 of the Agreement, the Investors shall have the right to sell all or part of the equity interests of the Target Company held by it to a third party under the same conditions (not exceeding the equity interests to be transferred), and the Investors shall be given a reply time limit of no less than 10 working days. The Actual Controller will not sell, pledge or otherwise dispose of the equity interests of the Target Company held by it to the third party before the Investors expressly waives such rights or the third party agrees in writing to receive the equity interests to be sold by the Investors on a condition no less than that given to the original shareholder.

For the avoidance of doubt, (1) in the event that the Target Company is acquired or merged by a listed company by way of share exchange, it shall negotiate with the Investors in advance and shall ensure that the Investors are entitled to participate in the acquisition or merger with the Actual Controller on the same terms and conditions as the Actual Controller; (2) if other shareholders are equally entitled to exercise the co-sale right, the exercise of the co-sale right of such shareholders shall not cause any impediment to the exercise of the aforesaid co-sale right of the Investors, i.e. the Parties shall ensure that the Target Transferee shall have the priority to purchase the equity interests of the Target Company that can be sold by the Investors by exercising the co-sale right.

5.3 Preemptive right

After the Closing Date, if the Target Company intends to increase the registered capital, the Actual Controller shall first inform the Investors of the price and quantity of the registered capital. If the Investors agrees, the maximum amount of the registered capital can be preemptively subscribed under the same conditions shall be the product of the following two items: (A) the newly-increased registered capital; (B) the ratio of the sum of the registered capital of the invested company held by the Investors of the party and the registered capital of the Target Company held by the shareholders who intend to exercise the preemptive right. The Actual Controller shall prompt the Investors to obtain the above-mentioned newly-increased capital contribution in a timely manner after the completion of the capital increase.

5.4 Anti-dilution terms and conditions and most favorable terms and conditions

After the signing of the Agreement, subject to Article 5.3, when the Target Company conducts any new round of financing, if the financing price or financing conditions or terms and conditions of the new financing round are superior to the financing price of this investment (i.e. RMB 48.4 per yuan of registered capital), the Investors shall be automatically entitled to such more favourable financing prices and conditions or terms and conditions. The Investors shall have the right to require the Actual Controller and the Target Company to take necessary measures and steps (including the issuance of additional registered capital to the Investors at the lowest price allowed by the then applicable PRC laws), to enable the Investors to obtain the anti-dilution effect of the amount of equity interests calculated at the new round of financing price. The shareholders of the Target Company shall urge their appointed directors and Board of Shareholders to vote in favor of the resolution approving the above steps.

For the avoidance of doubt, (1) In order to satisfy the foregoing agreement, if the financing price of the new round of financing is lower than the current investment, the Actual Controller agrees to transfer the equity of the Target Company held by them to the Investors at zero consideration or at the symbolic price permitted by law, in order to reduce the consideration paid by the Investors to obtain any 1 yuan of registered capital of the Target Company to be the same as the subscription consideration of each 1 yuan of registered capital in the new round of financing; (2) If the terms and conditions (except the investment price) obtained by other existing shareholders prior to this investment are superior to those agreed in the Agreement, the Investors (if the triggering conditions of such terms or conditions are met) shall be automatically entitled to such more favorable terms and conditions (except the investment price); (3) if the terms and conditions obtained by the Investors for a new round of financing after this investment are superior to those agreed in the Agreement, the Investors shall be automatically entitled to such more favorable terms and conditions for the new round of financing, unless the financing price of the new round of financing is higher than that of the current investment.

The Parties further make it clear that if for any reason this term and condition cannot be enforced, the Parties shall promptly negotiate with each other and take the necessary measures (including, at the request of the Investors, transfer of the Company’s equity interest by the Actual Controller to the Investors at the lowest price permitted by then applicable PRC laws, or make cash compensation by the Actual Controller to the Investors), so as to maintain the economic benefits to the Investors under this term and condition. The specific calculation formula is as follows:

The amount of registered capital of the Company transferred by the Actual Controller to the Investors = (investment principal of the Investors ÷ financing price of the new round of financing) - amount of registered capital of the Company already obtained by the Investors due to the investment principal;

The amount of cash compensation paid by the Actual Controller to the Investors = investment principal of the Investors - (the financing price of the new round of financing × the registered capital of the Company obtained by the Investors due to the investment principal).

In particular, the following issues will not result in anti-dilution adjustment: (1) the newly-increased registered capital issued by the Target Company with the written consent of the Investors for dividend distribution; (2) the newly-increased registered capital issued by the Target Company in accordance with the equity interest incentive plan or employee stock ownership plan approved in writing by the Investors; or (3) shares issued by the Company at the time of listing (provided that the issue price is agreed by the Investors).

5.5 Commitment to non-competition

The Actual Controller and the Target Company undertake as follows:

(1) From the effective date of the Agreement to the date of complete withdrawal of the Investors, the Actual Controller shall serve the Target Company on a full-time and continuous basis;

(2) The Actual Controller and its affiliate parties shall not, directly or indirectly, engage in any business competing with the business or the Company, or manage, operate, join or control any subject competing with the business or the Company, or provide loans to them, nor encourage or solicit the core employees of the Company to engage in the above matters;

(3) The Actual Controller and its affiliate parties do not have any other direct or indirect controlling or participating entities with the same, similar, competing or related main business as the group company, or hold any equity directly or indirectly in any of the aforementioned entities; For the avoidance of doubt, if the aforementioned situation occurs, the Investors shall have the right to require the Actual Controller and the Target Company to change such entities to subsidiaries of the Target Company in a manner, price and terms and conditions satisfactory to the Investors or dispose them in any other manner satisfactory to the Investors, and such change or disposal shall not affect the liabilities of the Actual Controller and the Target Company to the Investors for breach of contract.

5.6 Repurchase rights

The Actual Controller and the Target Company hereby agree and undertake that the Investors shall have the right (but not the obligation) to require the Actual Controller and the Target Company (the “Repurchase Obligor”) to repurchase all or any part of its then-held equity in the Target Company in the following circumstances:

(1) Where the Actual Controller of the Company is changed without the prior written consent of the Investors;

(2) Where the representations or warranties made by the Actual Controller and/or the Company in documents such as the transaction documents duly signed by the Parties are materially inaccurate or materially untrue in any material respect (including but not limited to the actual existence of the rights and interests of other shareholders not disclosed to the Investors);

(3) Where during the period when the Investors holds the equity interests of the Company, the Company or the Actual Controller is subject to major administrative punishment due to failure to comply with applicable laws and compliance operation, which seriously affects the investment rights and interests of the Investors.

(4) Any circumstances that Investors who has the right to request repurchase withdraws.

In case of any of the circumstances specified in the preceding paragraph of the Article, the Investors shall have the right to send a written notice to the Repurchase Obligor (hereinafter referred to as the “Repurchase Notice”) requiring the Repurchase Obligor to purchase the Target Company’s equity interests and undistributed profits, surplus reserves, and equity interests converted from capital reserves (hereinafter referred to as the “Repurchase of Equity”) held by the Investors at that time at the equity repurchase price determined by the following formula; the Repurchase Obligor shall purchase the repurchase of equity by itself or a designated third party and pay the corresponding equity repurchase price unconditionally within four months (120 days, hereinafter referred to as the “Repurchase Performance Period”) upon receipt of the repurchase notice. Otherwise, during the period from the expiration date of the repurchase performance period to the time when the repurchase price has been paid in full, the Investors shall have the right to require the Actual Controller and the Target Company to pay the delay performance deposit of 0.05% of the repurchase price per day to the Investors based on the repurchase price required to be paid, until the redemption price has been paid in full, and to require the Actual Controller and the Target Company to take all necessary actions to enable them to have sufficient cash to pay the redemption price in full. The Parties agree that the purchase performance period may be extended as appropriate with the prior written consent of the Investors.

The Repurchase Obligor hereby undertakes that this provision constitutes an irrevocable undertaking made by it, which is binding and enforceable against it.

The Parties agree that, in any case, the equity repurchase price shall be the sum of the investment principal corresponding to the equity repurchase plus the investment principal and income calculated at 8%/year interest rate (simple interest) (excluding dividends already paid to the Investors), and the specific formula is as follows:

Equity repurchase price = investment principal corresponding to equity interest repurchase * (1+8%*N/365)-X.

The above “N” refers to the number of days from the date when the Investors deliver the equity consideration to the date when the Investors receive the full equity repurchase price in accordance with Article 7.8. For the avoidance of doubt, “X” refers to any dividends or bonuses actually paid by the Target Company to the Investors prior to the repurchase date.

The Investors shall provide the payment account for the equity repurchase payment n a timely manner. If the repurchase amount agreed in this term and condition is remitted to the account designated by the Investors, the Repurchase Obligor will be deemed to have performed this term and condition. The Investors is required to transfer the equity interests required to be repurchased only after the Repurchase Obligor or a designated third party has paid the repurchase price to the Investors in full. The Investors shall, within 15 days from the date when the Repurchase Obligor pays the full equity repurchase price, handle the transfer registration of equity interest transfer to the actual controller or cooperate with the Target Company to prepare relevant documents and apply to the industrial and commercial department for registration of equity interest transfer or capital reduction change. During the period from the exercise of the repurchase right to the date of full payment of the repurchase price, the Investors shall continue to enjoy all the rights to the equity interests required to be repurchased. The Actual Controller and/or the Target Company shall take the necessary actions and sign the necessary documents to ensure that the transactions contemplated by this Article 5.6 are completed as soon as possible in the event of a repurchase request from the Investors, and the Actual Controller hereby agrees that its obligations under this Article 5.6 shall not be affected by the validity or enforceability of the obligations of the Target Company under this Article.

5.7 Liquidation preference

In case of the following circumstances in the Company, including: 1) Transactions where the Company is merged, acquired, sold as a whole, or other similar changes in control result in the Actual Controller holding less than 50% of the shares or voting rights in the Target Entity or surviving entity after the occurrence of such events; 2) If all or substantially all of the assets of the Company are sold, all or substantially all of its intellectual property rights are exclusively licensed or sold to a third party, the Investors shall have the right to propose the compulsory liquidation, and shall have priority over other shareholders in obtaining the actual investment amount paid this time plus [8]% of annual simple interest rate, and all declared but unpaid dividends on all equity interests of the Company held by the Investors (hereinafter referred to as “Liquidation Preference”). After paying the aforementioned liquidation priority payment, the Company shall be permitted to pay the liquidation funds to other shareholders. After all shareholders have received the principal and corresponding dividends, the remaining assets of the Company (if any) will be distributed among all shareholders in proportion to their respective actual contributions.

5.8 Right to know

The Guarantor shall ensure that, without affecting the normal business operation of the Target Company, the Investors have the right to know and supervise the operation and management of the Target Company as shareholders during the period when the Investors are shareholders of the Target Company. The Investors have the right to obtain the financial, management, operation, market or other information and materials of the Target Company, but shall not cause damage or serious disadvantage to the Target Company.

The Investors shall have the right to review all relevant financial records, documents and other information of the Target Company, provided that they don’t affect the normal business operations of the Target Company and provide written notice to the Target Company three days in advance. Upon reasonable prior notice, they have the right inspect any premises, facilities and contact with relevant personnel of the Company during working hours.

5.9 Mandatory dividend right

The parties agree that if the General Meeting of the Target Company decides to distribute the undistributed profits, the Investors shall have the right to continue to require the Target Company to distribute some or all of the undistributed profits in cash, and the Actual Controller shall cooperate. At the time of distribution, all shareholders shall calculate the amount of distribution according to the proportion of contribution actually paid.

In addition, after deducting the net profit after non tax deduction, covering the losses of the previous year, and withdrawing the statutory surplus reserve each year, the General Meeting or the Board of Directors shall declare that the dividend shall be distributed at the proportion of no less than [30]%, and the dividend shall be distributed among all shareholders including the Investors according to the shareholding ratio. If the annual dividend is not completed in one time, the Investors shall give priority to guarantee the dividends corresponding to the equity of the Company held by the Investors.

5.10 Continuing rights of the Investors

The parties agree that upon completion of this Investment, if the Investors’ equity ratio in the Target Company changes as a result of the Investors’ exercise of any of its rights under this Article 5 or as a result of any new round of financing of the Target Company, then the Investors shall continue to have full rights under this agreement in respect of its equity interests in the Target Company at that time. If this Agreement, the Articles of Association of the Target Company, and others need to be re-signed or revised due to changes in the Investors’ equity, the parties shall ensure that the Investors continue to have the aforementioned rights when re-signing or revising this Agreement, the Articles of Association of the Target Company and others. In addition, the existing shareholders shall sign all necessary documents and take all necessary actions to ensure that the Investors can continue to enjoy such rights.

5.11 Drag-along right

The Company will complete the overseas listing before December 31, 2022, and the WFOE headquarters of the listed entity will be located in Jinghu District, Wuhu ,Anhui Province when the VIE structure is established. If the Company fails to complete the listing before December 31, 2022 and any third party other than the parties hereto intends to acquire the group (including any transaction involving the acquisition of all or substantially all of the equity, assets or business of the group) at a financing price not lower than the current investment and issue a true acquisition offer (hereinafter referred to as “Acquisition Offer”), the Investors shall have the right to give written notice to all shareholders (hereinafter referred to as “Drag-Along Notice”) to request their approval of such asset acquisition or sell their respective company’s equity of not less than 50% to the third party (hereinafter referred to as “Buyer”) under the same conditions as the Investors (hereinafter referred to as “Drag-Along Transaction”).

When the Investors exercise the drag-along right, all shareholders (“Selling Shareholders”) other than Shenzhen Capital Group Co., Ltd. shall sell their equity to the Buyer on substantially the same terms and conditions as the Investors within 30 days after receiving the Drag-Along Notice from the drag-along shareholder (including but not limited to the calculation method of consideration and payment arrangement of the consideration); The Selling Shareholders also shall make representations and warranties to the Buyer in the relevant transaction documents regarding the sale of the Company’s equity, which are in line with the usual trading practices.

The shareholders of the Company undertake that they will unconditionally comply with any instructions of the Investors in the Drag-Along Notice and shall use their best efforts to cooperate with the Investors in completing the Drag-Along Transaction, including but not limited to voting in favour of the Drag-Along Transaction at various General Meeting and the Board of Directors, signing various resolutions and documents at the request of the Investors, or taking all necessary actions deemed by the Investors.

The Selling Shareholders who don’t agree to Drag-Along Transaction shall be obliged to purchase all the equity interests of the Investors within 30 days at the price stated in the Drag-Along Notice. Otherwise, it shall be deemed as agreeing to such Drag-Along Transaction.

5.12 Special commitments of the Company and the Actual Controller

The Company and the Actual Controller specially promise to make necessary and timely rectification on the following matters so as not to affect the listing of the Company. If the Company is unable to achieve the listing due to the failure to rectify the following matters, the Company and the Actual Controller agree to compensate the losses of the Investors (including cash compensation or free equity transfer):

(1) Related party transaction risk of the Company;

(2) Risk of abnormal operation of existing shareholders of the Company, i.e. the shareholder Suqian Zhouteng Junuo Investment Management Partnership (Limited Partnership) is included on the list of abnormal operations because the registered domicile or place of business cannot be contacted;

(3) Partial equity pledge of the Company.

Article 6 Amendment of Articles of Association and Corporate Governance

6.1 Amendment of Articles of Association

The parties agree that, after the signing of this Agreement and before the delivery date, they shall jointly procure the re-execution or amendment of the Articles of Association of the Target Company to reflect the relevant rights and interests of the Investors under this Agreement.

6.2 Governance structure

The parties agree that the governance structure of the Target Company consists of a General Meeting, a board of directors, a board of supervisors and senior management, and that its composition remains unchanged.

6.3 General meeting

The General Meeting is the highest authority of the Target Company and exercises the following powers and functions:

(1) To decide on the operational policy and investment plans of the Target Company;

(2) To elect and replace the directors and supervisors not held by the employee representatives, and to decide on the remuneration of the directors and supervisors;

(3) To deliberate and approve the reports of the board of directors;

(4) To deliberate and approve the reports of supervisors;

(5) To deliberate and approve the annual financial budget plan, final account plan, and any substantial changes in the business plan or annual budget of the Target Company;

(6) To deliberate and approve the profit distribution plan and loss recovery plan of the Target Company;

(7) To adopt resolutions on the increase or decrease of the registered capital of the Target Company;

(8) To adopt resolutions on the issuance of bonds of the Target Company;

(9) To adopt resolutions on the suspension, merger, division, dissolution, liquidation, reorganization, merger and acquisition (including the sale of equity and significant assets), change of control or change of the form of the Target Company;

(10) To modify the Articles of Association or any constitutional documents of the Target Company, increase or decrease the registered capital of the Target Company, change the organizational form or main business of the Target Company;

(11) To examine and approve the equity incentive plan of the Target Company.

(12) To adopt resolutions on the introduction of new shareholders.

(13) To establish VIE structure and the protocol control relationship with other target companies;

(14) The Target Company changes the equity structure, grants additional options, convertible debt and other equity securities or similar rights to dilute, reduce or adversely affect the effective shareholding or rights of Investors;

(15) The expansion or reduction of the board of directors;

(16) To distribute dividends, formulate, approve, or implement the setting or exercise of liquidation preference;

(17) To conduct significant changes to the existing business policies of the Target Company, including but not limited to entering into new business areas and withdrawing from existing business areas;

(18) To amend or change, or limit any rights, preferences, privileges or authorizations of the Investors;

(19) To approve, create or issue new shares of any class; or any reclassification of the issued shares into rights (including in respect of liquidation, conversion, dividends, voting rights, repurchases or the like) as having priority or equivalent to the Investors;

(20) To increase, decrease, cancel the authorized or issued shares/registered capital of the Target Company, or issue, allot, purchase or redeem any shares or convertible securities or exercise any share options, options, or grant or issue any options or warrants that may result in the future issuance of new shares or the dilution or reduction of the Investors’ effective equity interest in the Target Company;

(21) To change the business scope of the Target Company or engage in new business beyond the existing business scope;

(22) To terminate the business of the Target Company or undertake any merger, reorganization or liquidation of the Target Company and/or any of its subsidiaries or appoint a receiver, liquidator, legal manager or similar person for the Target Company;

(23) To declare and pay dividends or distribute profits among shareholders through capitalization of provident fund or other forms.

The General Meeting shall adopt resolutions in the form of shareholders’ voting, and exercise the functions and powers of the General Meeting in Article 6.3 above. The resolution of the General Meeting shall be exercised by the shareholders in accordance with the proportion of their capital contributions. Among them, Items (5) to (23) and the replacement of the director appointed by the Investors shall be approved by shareholders with more than two-thirds voting rights of the Company’s representatives, and it can take effect only after more than half of the votes of JiuZhou JY Investment Limited, Shenzhen Capital Group Co., Ltd., BJGSDX Ltd., Suqian Zhouteng Junuo Investment Management Partnership (Limited Partnership), Hunan Tianhuan Economic Development Co., Ltd., Wuhu Jinghu Zhenye Investment Fund Co., Ltd., Wuhu Venture Capital Fund Co., Ltd.; Items (1) to (4) shall only take effect after being approved by shareholders representing more than half of the voting rights.

6.4 Board of Directors

The Board of Directors of the Target Company shall exercise the following functions and powers:

(1) To be responsible for convening the General Meeting and reporting the work to the General Meeting;

(2) To implement the resolutions of the General Meeting;

(3) To examine and approve the operation plan and investment plan of the Target Company;

(4) To formulate the annual financial budget, final accounts, business plans or any material changes to the annual budget of the Target Company;

(5) To formulate the profit distribution plan and loss recovery plan of the Target Company;

(6) To formulate plans for increasing or decreasing the registered capital of the Target Company and for issuing bonds of the Target Company;

(7) To decide that the Target Company provides guarantee to a third party other than the shareholders or Actual Controllers of the Target Company;

(8) To formulate plans for the merger, division, form change and dissolution of the Target Company; To decide on the appointment or dismissal of the manager and financial officer of the Target Company and their remuneration;

(9) To formulate and revise the equity incentive plan of the Target Company;

(10) To establish subsidiaries, except for institutions that have been established in accordance with the annual business plan, business plan, and operational plan approved by the board of directors.

(11) To conduct a single loan or debt financing exceeding RMB 10 million, except for obtaining short-term loans from banks or other financial institutions in normal business;

(12)Any annual extra-budgetary single purchase or lease of any asset with a value of more than RMB 5 million or an aggregate value of more than RMB 5 million in any financial year;

(13) Within any 12 months, the Target Company increases the salary of employees of Actual Controller and director level and above by more than 20%;

(14) To provide loans or guarantees to third parties outside of the Target Company;

(15) To set up security interests, liens, or other mortgages on the assets or interests of the Target Company;

(16) To sell, transfer or substantially dispose of the core assets or business of the Target Company;

(17) To sell, transfer or permit the use of the technology or intellectual property of the Target Company, or establish a pledge or third-party rights on such technology or intellectual property;

(18) To adopt and amend the employee stock option plan and any other staff motivation scheme;

(19) To change the principal business of the Target Company to make it substantially different from the business described in the current business plan; Or to change or withdraw from the proposed business undertaken by the Target Company;

(20) To approve new financing of the Target Company;

(21) To employ or dismiss the auditors of the Target Company or change the financial accounting policies;

(22) To conduct the behaviors and transactions of significant abnormal business scope of the Target Company;

In the voting of the board of directors, one vote of one director shall be adopted. Among the above-mentioned powers of the board of directors, Items (4) - (7) and (10) - (22) should be approved by two-thirds or more of all directors. Others shall be approved by more than half of all directors.

Article 7 Confidentiality

7.1 The parties agree to keep in strict confidence all confidential information, documents and records to this Agreement, the Transaction and a party or the proprietary rights of a party (hereinafter referred to as “Confidential Information”), regardless of whether such information, documents and records were obtained prior to, at the time of, or after the execution of this Agreement. Each party shall not disclose confidential information to any person or entity except to (1) directors, employees, agents, Investors, potential Investors, or other professional service personnel or consultants or related parties who must have access to such information in order to perform their duties, or to (2) the recipient or any of their related parties required by applicable law or recognized stock exchanges to disclose such information.

7.2 The above confidentiality obligations don’t apply to the following information:

(1) The receiving party can provide reasonable evidence to prove that at the time of disclosure by the disclosing party, the information was already in the possession of the receiving party and should have been in the possession of the receiving party without any confidentiality obligations;

(2) Information that has entered the public domain, except that was disclosed to the public resulted from a breach of this Agreement by the receiving party;

(3) The information is independently developed by employees or agents of the receiving party without reference to any information disclosed by the disclosing party to the receiving party.

7.3 This confidentiality obligation shall remain in effect regardless of the termination of this Agreement for any reason.

Article 8 Liability for Breach of Contract

8.1 The defaulting party agrees to compensate the non-breaching party for all claims, lawsuits, damages, losses, and reasonable expenses

(including but not limited to legal fees and expenses, as well as the cost of investigating any claims) incurred or suffered by the other party (hereinafter referred to as “Non-breaching Party”) due to the breach of any provision of this Agreement by one party (hereinafter referred to as “Defaulting Party”). Such indemnification shall not affect the other rights and remedies that the Non-breaching Party may have under the laws and regulations in respect of such breach by the defaulting Party of any of the provisions of this Agreement. The rights and remedies of the Non-breaching Party in respect of any breach of any provision of this Agreement by the Defaulting Party shall remain valid after the revocation, termination, or completion of this Agreement.

8.2 The Defaulting Party shall make full payment to the Non-breaching Party for any and all losses in connection with its breach, and shall make payment within thirty (30) days of receiving written notice from the Non-Breaching party.

Article 9 Governing Law and Dispute Resolution

9.1 Governing Law

The conclusion, validity, interpretation, execution and dispute settlement of this Agreement shall be governed by the laws of the People’s Republic of China.

9.2 Dispute Resolution

All disputes arising from or in connection with the execution of this Agreement shall be settled by the parties through friendly negotiation. If the dispute cannot be resolved through negotiation within thirty (30) days after its occurrence, either party has the right to submit the dispute to a court with jurisdiction in Wuhu.

Article 10 Force Majeure

10.1 In the event of unforeseeable force majeure events such as earthquakes, typhoons, floods, fires, military actions, strikes, riots, wars, or other events beyond the control of one party to this Agreement (referred to as a “force majeure event”) that hinder the performance of this Agreement by that party, that party shall immediately notify the other parties of this Agreement and provide detailed information and supporting documents of such events within fifteen (15) days after the notification is issued, explain the reasons for the inability or delay in fulfilling all or part of its obligations under this Agreement. The parties shall seek through negotiation to find and implement a solution acceptable to the parties.

10.2 If a force majeure event occurs, the party affected by the force majeure shall not be responsible for any damage, cost increase or loss suffered by the other parties due to the failure or delay of performance of obligations under this Agreement due to the force majeure event, and such failure or delay in performance shall not be considered a breach of this Agreement. The party claiming the occurrence of a force majeure event shall take appropriate measures to reduce or eliminate the impact of the force majeure event, and try to resume performance of obligations delayed or hindered by the force majeure event as soon as possible.

10.3 If a force majeure event affects or hinders one or the parties from fulfilling all or part of their obligations under this Agreement for more than one (1) month, the party not affected by the force majeure shall have the right to terminate this Agreement and waive some of its obligations under this Agreement or delay the performance of this Agreement.

Article 11 Others

11.1 If the preparation, negotiation, and execution of this Agreement involve taxes or expenses, and the final completion of this capital increase (hereinafter referred to as “Transaction Expenses”), the Company shall bear the expenses of professional institutions such as accountants and lawyers hired by the Investors for this investment.

11.2 Except as otherwise provided in this Agreement, neither party shall have the right to assign or otherwise dispose of its rights or obligations under this Agreement to any third party without the prior written consent of the other parties.

11.3 This Agreement shall be binding on the parties once it is signed or sealed by the authorized representatives of the parties.

11.4 Without violating the mandatory provisions of relevant laws and regulations, each party may clarify, interpret or supplement the relevant provisions of this Agreement by signing a separate written agreement.

11.5 This Agreement is made in Chinese in quadruplicate (4) with one (1) for each party and the remaining one (1) to be submitted to the relevant registration authority.

11.6 If it is necessary to sign a separate agreement for the investment specified in this Agreement in accordance with the format text of the government agency in order to request the government agency to carry out a specific act, this Agreement shall have full priority over the agreement in that format text, and the agreement in that format text can only be used to request the government agency to carry out the specific act, instead of requesting to establish and prove the rights and obligations of the relevant parties to the matters specified in the Agreement.

11.7 After the signing of this Agreement, If there is any inconsistency between the relevant agreements signed between shareholders or between shareholders and the Company and the provisions of this agreement, this Agreement shall prevail. Before the Investors exercise the repurchase right, other shareholders shall not exercise the repurchase right according to other agreements.

11.8 Notice and delivery

(1) Any notice or other correspondence related to this Agreement sent by one party to another party (hereinafter referred to as “Notice”) shall be in writing (including mailing, email), and shall be delivered to the notified party at the following communication address or number, with the names of each contact person specified below to constitute a valid notice. .

This address shall also serve as the address for the delivery of legal documents in the event of a dispute.

Party A: Autozi Internet Technology Co., Ltd.

Contact Person: Dong Lingcui

Address: 3/F, 16A, North Zone, Yard No. 68 Beiqing Road, Haidian District, BeijingTel.: 15101104271

Party B: Zhang Houqi

Address: Room 43-2, Xisanqi Garden Erli, Haidian District, Beijing

Tel.: 13801124288

Party C 1: Wuhu Jinghu Zhenye Investment Fund Co., Ltd.

Contact Person: He Yan

Address: Room 513, No.51, Changjiang Middle Road, Jinghu District, Wuhu, Anhui Province

Tel.: 0553-3870009

Party C 2: Wuhu Venture Capital Fund Co., Ltd.

Contact Person: Wang Yuquan

Address: Room 1002, Building A1, Wanjiang Fortune Plaza, Jiujiang District, Wuhu, Anhui Province Tel.: 0553-5992196

(2) The time of delivery shall be determined by the following means of communication as specified in the preceding Item:

a. A notice sent in person shall be deemed delivered when the recipient signs for it, and if the recipient doesn’t sign for it, it shall not be deemed effective delivery;

b. Notices sent by mail shall be sent by registered express or EMS, and shall be deemed to be delivered to the notifying party seven (7) days after posting;

c. Any notice sent by e-mail shall be deemed to be validly delivered when it reaches the addressee and the date shall be deemed to be the date of delivery.

(3) If there is a change in the above-mentioned correspondence address or number of either party (hereinafter referred to as “Changing Party”), the changing party shall notify the other parties within seven (7) days after the change occurs. If the changing party fails to give timely notice as agreed, the changing party shall bear the resulting losses.

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